Saga Communications, Inc.
Transaction Schedule
From 09-19-03 To 10-06-03

                                                                   Exec.
      Date          Account ID      Activity      Quantity         Price
    --------       ------------    ----------    ----------      ---------

    09-22-03       bamco           sale           300,000        17.8300
    10-06-03       bamco           sale             4,400        19.1534